Federal Home Loan Bank of Des Moines
Announcements

FHLB Des Moines Announces Changes to Future Dividend Payments and Excess Capital Stock Repurchases

As your cooperative, FHLB Des Moines is committed to being a low-cost and steady funding source for your institution. Your continued support of the Bank through the use of its products is essential to its ability to remain a constant and ready source of funding in all market conditions.

The Board of Directors recently approved the following changes to its future dividend practices which will encourage and reward use of the Bank's products by its members.

Differentiation of Dividend Payments

The Bank has two subclasses of capital stock outstanding - “membership stock” which is required based on asset size of institutions that join the cooperative, and “activity stock” which is required based on the amount of business (advances, sale of loans under the MPF program, etc.) each member is doing with the Bank. Beginning in 2012, the Bank will pay dividends at a higher rate on activity stock than on membership stock. This change will be reflected in the first quarter dividend of 2012, approved and payable during the second quarter of 2012.

The Bank believes that any excess returns on capital stock above an appropriate benchmark rate which are not used for capital growth through retained earnings should be returned to members that take advantage of the product and service offerings of their cooperative. The members that actively use their cooperative will receive a more favorable dividend payment through dividends paid on activity based capital stock.

Going forward, when earnings are sufficient to pay dividends, the following guidelines will be taken into consideration by the Board in establishing the dividend rate on each subclass of stock:

•	Membership Stock Dividend - similar to a benchmark rate of interest such as three-month LIBOR where applicable

•	Activity Based Stock Dividend - when possible at least 50 basis points, on an annualized basis, in excess of the membership stock dividend

Repurchases of Excess Activity Based Capital Stock

To coincide with the differentiation of dividend payment changes beginning in 2012, FHLB Des Moines will repurchase excess activity based capital stock on January 4, 2012. Additionally on January 4, 2012, the Bank will reduce its Operational Threshold for excess activity based capital stock from $50,000 to $0. The Bank will continue its practice of repurchasing all excess activity based capital stock on the 19th of each month but reserves the right to repurchase excess activity based capital stock more frequently throughout the month and members may continue to request to have their balance repurchased down to $0 at any time.

For questions or more information on any of these changes, please contact Terri Goetsch, accounting supervisor, 800.544.3452, ext. 1424 or your VP - Member Services.

Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.